Exhibit 23.1

Consent of Independent Registered Public Accounting Firm
We consent to the incorporation by reference in the following Registration Statements:

(1)	Registration Statement (Form S-8 No. 333-207090) of the TransUnion Holding Company, Inc. 2012 Management Equity Plan of TransUnion, and

a.	Registration Statement (Form S-8 No. 333-205239) pertaining to the TransUnion 2015 Omnibus Incentive Plan and the TransUnion 2015 Employee Stock Purchase Plan;
of our report dated February 19, 2016 (except for Note 1 and Note 16, as to which the date is June 1, 2016), with respect to the consolidated financial statements and schedules of Transunion, included in this Current Report on Form 8-K.

/s/ Ernst & Young LLP
Ernst & Young LLP

Chicago, Illinois
June 1, 2016